As filed with the Securities and Exchange Commission on May 8, 2020

Registration No. 333 -_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2464169
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2121 Rosecrans Ave., Suite 6300

El Segundo, CA 90245

(Address, including zip code, of registrant’s principal executive offices)

A-Mark Precious Metals, Inc. 2014 Stock Award and Incentive Plan

(Full Title of the Plan)

Carol Meltzer

Executive Vice President, General Counsel and Secretary

A-Mark Precious Metals, Inc.

2121 Rosecrans Ave., Suite 6300

El Segundo, CA 90245

(310) 587-1477

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	725,000 Shares (2)	$14.97(2)	$10,851,438	$1,409
(1)

Represents shares of Common Stock (“Shares”) of A-Mark Precious Metals, Inc. (“A-Mark”).  Pursuant to Rule 416(a), the number of Shares the offer and sale of which is registered hereby shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends, other equity restructuring transactions or similar transactions in accordance with the anti-dilution provisions of the A-Mark 2014 Stock Award and Incentive Plan, as amended (the “2014 Plan”), and agreements evidencing outstanding awards thereunder.

(2)

Determined solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h)(1), based on the average of the high and low sales prices of the Company’s Common Stock on May 4, 2020, reported in the NASDAQ Global Select Market.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $129.80 per $1 million of proposed maximum aggregate offering price.

This Registration Statement on Form S-8 registers the offer and sale of shares of Common Stock of A-Mark Precious Metals, Inc. (“A-Mark”) under the A-Mark 2014 Stock Award and Incentive Plan, as amended (the “2014 Plan”).  These are securities of the same class as other securities as to which A-Mark previously filed Registration Statement on Form S-8 (File No. 333-218071) (the “Prior Form S-8”) with the Securities and Exchange Commission (the “Commission”) on May 18, 2017.

This Registration Statement is submitted in accordance with General Instruction E to Form S-8.  Pursuant to General Instruction E of Form S-8, the contents of the Prior Form S-8 are incorporated herein by reference and made part of this Registration Statement, except to the extent information provided in this Registration Statement updates and supersedes the information in the Prior Form S-8.

Item 8.	Exhibits.

Exhibit
Number	Description
4.1

Amended and Restated Certificate of Incorporation of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).

4.2

Form of Amended and Restated Bylaws of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.4 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).

5	Opinion of Carol Meltzer, Esq.*
23.1	Consent of Carol Meltzer, Esq.(included in the opinion filed as Exhibit 5 to this Registration Statement).*
23.2	Consent of Grant Thornton LLP, an independent registered public accounting firm.*
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).*

*	Filed herewith.

ii-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California, on May 8, 2020.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of A-Mark Precious Metals, Inc., hereby constitutes and appoints Gregory N. Roberts, Carol Meltzer and Jeffrey D. Benjamin, and each of them, his or her true and lawful attorney-in-fact and agent, for and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 under the Securities Act of 1933, including post-effective amendments and other related documents, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Gregory N. Roberts Gregory N. Roberts	Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2020

Jeffrey D. Benjamin	Chairman of the Board and Director	May 8, 2020

/s/ Kathleen Simpson-Taylor Kathleen Simpson-Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2020

/s/ Jess M. Ravich Jess M. Ravich	Director	May 8, 2020

John U. Moorhead	Director	May 8, 2020

/s/ Ellis Landau Ellis Landau	Director	May 8, 2020

/s/ Beverley Lepine Beverley Lepine	Director	May 8, 2020
/s/ William Montgomery William Montgomery	Director	May 8, 2020